Filed Pursuant to Rule 424(b)(3)
Registration No. 333-184998

SUPERFUND GREEN, L.P. – SERIES A AND SERIES B SUPPLEMENT
DATED JUNE 19, 2013 TO PROSPECTUS DATED MAY 1, 2013

MAY 2013 PERFORMANCE UPDATE

	May 2013	Year to Date	Total NAV 05/31/2013	NAV per Unit 05/31/2013
Series A	-6.76%	10.67%	$16,381,813	$1,251.09
Series B	-10.98%	15.92%	$18,063,483	$1,320.38

* All performance is reported net of fees and expenses

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Selling Agent Change of Address

Effective June 24, 2013, Superfund USA, LLC, the exclusive selling agent of the Fund, will be located at 833 West Jackson Boulevard, Suite 110, Chicago, Illinois 60607.

SUPERFUND GREEN, L.P. – SERIES A

MAY 2013 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended May 31, 2013)

STATEMENT OF INCOME
MAY 2013
Investment income, interest	$(20)

Expenses
Management fee	25,404
Ongoing offering expenses	13,732
Operating expenses	2,060
Selling Commissions	54,926
Other expenses	309
Incentive fee	—
Brokerage commissions	20,442

Total expenses	116,872

Net investment gain (loss)	(116,892)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(496,824)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(574,835)

Net gain(loss) on investments	(1,071,659)

Net increase (decrease) in net assets from operations	$(1,188,550)

STATEMENT OF CHANGES IN NET ASSET VALUE
MAY 2013
Net assets, beginning of period	$17,959,787

Net increase (decrease) in net assets from operations	(1,188,550)

Capital share transactions
Issuance of shares	40,380
Redemption of shares	(429,803)

Net increase(decrease) in net assets from capital share transactions	(389,423)

Net increase(decrease) in net assets	(1,577,974)

Net assets, end of period	$16,381,813
NAV Per Unit, end of period	$1,251.09

SUPERFUND GREEN, L.P. – SERIES B

MAY 2013 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended May 31, 2013)

STATEMENT OF INCOME
MAY 2013
Investment income, interest	$(68)

Expenses
Management fee	28,011
Ongoing offering expenses	15,141
Operating expenses	2,271
Selling Commissions	60,565
Other expenses	482
Incentive fee	—
Brokerage commissions	36,149

Total expenses	142,619

Net investment gain(loss)	(142,687)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	(984,746)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(1,097,840)

Net gain(loss) on investments	(2,082,586)

Net increase (decrease) in net assets from operations	$(2,225,273)

STATEMENT OF CHANGE IN NET ASSET VALUE
MAY 2013
Net assets, beginning of period	$20,952,413

Net increase (decrease) in net assets from operations	(2,225,273)

Capital share transactions
Issuance of shares	248,952
Redemption of shares	(912,609)

Net increase (decrease) in net assets from capital share transactions	(663,657)
Net increase(decrease) in net assets	(2,888,930)

Net assets, end of period	$18,063,483
NAV Per Unit, end of period	$1,320.38

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Green, L.P.